SUBSCRIPTION


TO:	The Board of Directors of Ramsin Inc.

I hereby subscribe to purchase the following shares of the no par value common stock of Ramsin, Inc. and to pay consideration indicated:
No. of Shares	Price Per Share	Total Consideration
  10

I hereby represent that I am purchasing said shares for my own account and for investment only and not with a view or intention of offering or selling said hares to the public or making any public distribution thereof.
Furthermore, I consent to
a legend being placed on my stock certificate to that effect and that an appropriate
 "stop transfer" order be placed on the stock transfer book of the Corporation.

I understand that such stock currently qualifies under Section 1244 of the Internal Revenue Code and that, in the event that I incur a loss on the sale or exchange of the stock issued pursuant hereto (and the nature of the Corporation's
gross receipts qualify), I can expect to be able to report such loss as an "ordinary
loss" rather th?n a "capital ss" on my personal income tax return.




Douglas Ramsey

Address:	2450 West Ridge Road, Suite 305 Rochester, New York


Accepted this I 8th day
of July, 1997.

RAMSIN INC.



By /s/ Russell Sinacori___
Russell Sinacori, President





NOTE TO SUBSCRIBER: In the event a loss is sustained on the sale or exchange of the stock of this Corporation, the following information must be appended to your Federal Income Tax Return for the year in which this
 "ordinary loss" deduction is  taken:

1.	Name and address of the Corporation.

2.	How the stock was acquired and the consideration given in
exchange for the stock.

3.	If property constituted any part of the consideration state:
(a) type of property, (b) adjusted basis on the date of transfer, and
(c) fair market value on the date of transfer.

A determination must then be made as to whether during the preceding five
(5) taxable years (or such shorter period as is specified) more than 50% of the Corporation's aggregate gross receipts were from sources other than royalties, rents, dividends, interest, annuities and sales and exchanges of stocks or securities.